Exhibit 16

[PwC Letterhead]

August 14, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by First Look Studios, Inc. included in the section titled: "Changes In and Disagreements with Accountants on Accounting and Financial Disclosures", which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 304 of Regulation S-K as part of the Registration Statement on Form S-1 of First Look Studios, Inc. dated August 14, 2006. We agree with the statements concerning our Firm included in the section titled: "Changes In and Disagreements with Accountants on Accounting and Financial Disclosures" in this Form S-1.

Very truly yours,
/s/  PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP